PLEASE READ THIS DOCUMENT CAREFULLY. IT WILL RELEASE AND WAIVE LEGAL CLAIMS AND RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

SEPARATION AGREEMENT AND RELEASE

1.	Definitions. All words used in this Separation Agreement and Release (“Release”) have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings.

A.	“I,” “me,” and “my,” mean both me and anyone who has or obtains any legal rights or claims through me, including but not limited to, my spouse, heirs, assigns, representatives, and executors.

B.
“Employer” means Coventry Health Care, Inc. (“CHC”), and any of its current or former employees, servants, agents, representatives, heirs, executors, administrators, officers, directors, masters, partners or partnerships, joint venture partners, affiliated organizations, divisions, committees, parents, subsidiaries, divisions, predecessors, successors, assigns, insurer, underwriters, legal representatives, new entities created through merger or acquisition that include any of the preceding, or all of them; any present past employee benefit plan sponsored by Employer and/or the directors, officers, trustees, administrators, employees, attorneys, agents, or representatives of that plan; any company providing insurance to Employer in the present or past; and any person who acted on behalf of or on instructions from Employer.

C.
“My Claims” means all of my existing rights, as of the date of my execution of this Release, to any relief of any kind from Employer, whether or not I know about those rights, including but not limited to:

(1)	all claims arising out of or relating to my past employment with Employer, the termination of that employment, or the statements or actions of Employer;

(2)
all claims under any federal, state, or local statute, ordinance, or regulation, including but not limited to, claims for any alleged unlawful discrimination or any other alleged unlawful employment practices under, Title VII of the Civil Rights Act of 1964, as amended; Maryland Human Relations Commissions Act, Maryland Ann. Code art. 49(B) et seq., Maryland Code Ann. Labor and Employment §3-307 et seq., the Civil Rights Act of 1991; the Civil Rights Act of 1886; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the Lilly Ledbetter Fair Pay Act of 2009; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; and  the Genetic Nondiscrimination Act of 2008;

(3)
all claims under any principle of common law, including but not limited to, claims for alleged unpaid salary, overtime, and bonuses, harassment, retaliation or reprisal, assault or battery, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, fraud, intentional or negligent misrepresentation, interference with contractual or business relationships, violation of public policy, my conduct, if any, as a “whistleblower”, negligence, breach of contract, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, promissory or equitable estoppel, and any other wrongful employment practices;

(4)
all claims for any type of relief from the Employer, including but not limited to, claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, multiple damages, punitive damages, and damages for any alleged breach of contract, any tort claim, or any alleged personal injury or emotional injury or damage, whether or not compensable under any workers’ compensation statutes; and

Separation Agreement and Release

(5)	all claims for attorney's fees, costs, and disbursments.

(6)
“My Claims” do not include (i) my vested rights, if any, in Employer’s Select Savings 401(k) Plan, or Employer’s 401(k) Restoration and Deferred Compensation (RESTORE) Plan and (ii) all of CHC’s obligations to me pursuant to this Release and severance and benefits, all of which survive unaffected by this Release.

D.	“Severance Period” means the period of time, beginning on March 17, 2012, and ending on September 17, 2012.

2.	My active services as an employee will end on March 17, 2012 (Termination Date).

A.	Employer will pay me a total of six (6) months of severance based on my annualized salary of $450,000.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) imposes new requirements on post-termination payments.  As a result of the Code, your severance payments and your RESTORE balance will be subject to a six (6) months delay of payment.  Accordingly, you will not receive any severance payments or your RESTORE until the first pay date of the seventh month following your Termination Date.  On that date, October 12, 2012, you will receive your six (6) month severance payment (in a lump-sum, less taxes, without interest).  Your RESTORE balance will also be distributed to you, per your previous election, on October 12, 2012.  Your RESTORE account will continue to increase and decrease during this six month delay based on the investment elections you have made in your account.

B.
Employer will provide you continuation of medical, dental and vision benefits for six (6) months of COBRA medical, dental and/or vision premiums  provided you had such benefits as of your Termination Date.

C.
You will receive a final paycheck on March 30, 2012 for any earned but unpaid time through March 17, 2012.  You will also receive a payout of all your accrued but unused vacation time which, as of your Termination Date, is six (6) weeks.

D.	If I decide to voluntarily sign this Release, in addition to the six (6) months of severance and other benefits I will receive, I will also be granted the following additional benefits by Employer:

Within thirty (30) days after I sign this Release, Employer will pay me a lump-sum payment of three hundred and thirty-six thousand and nine hundred and twenty-eight dollars ($336,928), less all applicable withholding  taxes.

As of my Termination Date, I am no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer, handle any Employer business, or direct employee activities.

I may keep any copies or duplicates of reports or papers, I now have which are directly related to my personnel records or required for preparation of my personal income tax return. I represent that I will return all Employer property, including reports, files, records, computers or peripheral equipment, SecurID cards, software, security passcards, keys, computer codes, manuals and other physical or personal property which I received or prepared or helped prepare in connection with my employment with Employer.

Each party agrees not to make negative comments to current or future professional colleagues, prospective or potential employers, members of the health care community, or others about the other party which would cause damage or injury to the reputation of the other party, recognizing that to do so will result in the other party taking appropriate legal action.. I also agree, that for thirty (30) days, as a condition of receiving severance and other consideration described in this Release, to fully cooperate with and consult with Employer, either by telephone or in person to clarify or analyze issues, locate materials or review projects with which I was associated, as needed, to effect a reasonable transition of ongoing business activities.

Separation Agreement and Release

3.	Death. If I die during the Severance Period, all amounts payable to me under this Release during the remainder of the Severance Period will be paid to my estate.

4.
Agreement to Release My Claims. In exchange for the payments described in paragraph 2, which are substantially more than Employer is required to provide me under its standard policies and procedures and my Employment Agreement, and which payments are expressly conditioned on and in consideration of my execution of this Release, I agree to give up all My Claims against the Employer. I will not bring any lawsuits or make any other demands or claims against the Employer or allow or authorize any other person to do so on my behalf based on My Claims. The payments that I will receive are a full and fair consideration for the release of My Claims and for the other obligations I am assuming as specified in this Release.  I understand that nothing in this Release may prevent or prohibit me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC, however, I waive any and all rights that I might have to any further relief arising our of My Claims or otherwise arising out of any relationship between the Employer and me, whether brought by me or brought on my behalf by another other person or entity.

5.
Agreement Not to Solicit Employees or Disclose Information. I also agree, in exchange for the payments that I will receive, that for a period of 12 months starting from my Termination Date, whether acting on my own or for another employer, I shall not, directly or indirectly, personally or as an employee, officer, director, partner, member, owner or consultant, induce, select, recruit or hire any employee of the Company or otherwise interfere with the employment relationship of any person employed by the Company.

In addition, I agree, in exchange for the payment that I will receive, that for a period of 12 months starting from my Termination Date, I will not disclose to any person, other than an employee of the Employer, or except where such disclosure may be required by law, any material confidential information that I obtained while in the employ of Coventry about any of its products, services, pricing, technology, know-how or the like, customers, methods, or future plans, all of which I acknowledge are valuable, special, and unique assets, the disclosure of which would materially damage Employer.

6.
Agreement Not to Disparage. I also agree I shall not, in any communications with the press or other media or in any communications with any potential or actual stockholder, lender, investor, customer, client or supplier of the Company of any of its affiliates, criticize, ridicule or make any statement that disparages or is derogatory of the Company or any of its affiliates or any of their respective directors, officers or employees. The foregoing will not apply to any non-public oral statements made by the Executive to the Company or to any of the Company’s representatives or  any compelled testimony or production, either by legal process, subpoena or otherwise; provided, however, in the event that the I am requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, the Executive will notify the Company promptly (to the extent allowed by any such law, regulation or legal process) so that the Company may seek a protective order or other appropriate remedy.

Separation Agreement and Release

7.
Agreement Not to Compete.  I also agree Not to Compete with the Company (as hereinafter defined) for a period of six (6) months starting from my Termination Date. For the purposes of this Section, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with any entity or business that is engaged in any of the same lines of business as the Company, on my Termination Date, within a fifty (50) mile radius of any location where the Company or any subsidiary or affiliate of the Company conducts such business; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of his agreement Not to Compete may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a court order requiring the specific performance of your agreement Not to Compete.

8.
Set-Off.  The severance payment and the benefits payable to me under Section 2. A. and 2. B. of this Release, shall be reduced by any amount I may earn or receive during my Severance Period from employment with another employer or from the performance of other professional or consulting services.  I shall notify Employer immediately in writing of the date upon which such services or other work commenced and shall provide Employer with such documentation as Employer shall require to determine the amount of any such setoff.  Failure to provide such written notice and documentation as required herein shall immediately release Employer from its obligations to make severance and benefit payments under this Release and Employer shall have the right to recover all amounts paid to Employee subsequent to the date of his employment with another employer or the date that professional or consulting services were rendered.

9.
Confidentiality of Separation Agreement and Release. I understand that I may disclose the contents of this Release to my attorney, prospective employers, and my tax advisor. I agree that if I do so, I will inform them of this confidentiality clause and tell them that they are also bound by it. I agree that I will not disclose the contents of this Release or any of its terms to any other individual, corporation, or entity, except as required by law. I acknowledge that disclosing the contents of this Release except to the persons listed above and as required by law could cause injury and damage to Employer and therefore, I agree to pay Employer its compensatory damages each time that I violate this confidentiality clause, and also to pay all of Employer’s attorneys’ fees, costs, and disbursements incurred in getting a court order to stop me from violating this confidentiality clause or to seek damages from me resulting from my violation.

10.
Additional Agreements and Understandings. Even though the Employer will pay me to release My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims. In fact, I understand the Employer denies that it is responsible or legally obligated for My Claims, or that it has engaged in any improper or unlawful conduct or wrongdoing against me or anyone else. This Release may not be introduced in any legal proceeding except to contest or seek enforcement of its terms.

Separation Agreement and Release

11.
Advice to Consult with an Attorney. I understand and acknowledge that I am being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.

12.
Indemnification. Employer shall indemnify me to the maximum extent provided under (i) the mandatory and the permissive indemnification provisions of Delaware law (ii) the certificate of incorporation and bylaws of CHC, and (iii) any and all applicable insurance policies.  This indemnification shall continue in full force and effect after I cease to serve as an officer, director, employee or in any other capacity with the Employer or any of its affiliates and shall inure to the benefit of my heirs, executors or administrators.

13.
My Representations. I am old enough to sign this Release and to be legally bound by the agreements that I am making. I have no physical or mental impairment of any kind that has interfered with my ability to understand the meaning or terms of this Release and am not under the influence of any medication or mind-altering chemical of any kind at the time that I signed this Release. I represent that I have not filed for personal bankruptcy or been involved in any pending personal bankruptcy proceeding between any accrual of My Claims and the date of my signature below. I am legally able and entitled to receive the full payment that will be made to me by the Employer in settlement of My Claims. I have read this Release carefully. I understand all its terms. In agreeing to sign this Release I have not relied on any statements or explanations made by the Employer or its attorneys, except as specifically set forth in this Release. I am voluntarily releasing My Claims against the Employer. I made the decision to sign this Release freely and without duress or coercion. This Release shall be governed by the laws of the state of Maryland.

14.
My Rights to Review, Accept, or Rescind. The Employer has informed me and I understand and acknowledge that I have a period of twenty-one (21) days, beginning on the day after the day this Release is delivered to me, to consider whether I wish to enter into this Release and be bound by its terms. The Employer has informed me and I understand and acknowledge that if I do not accept the terms of this Release within that twenty-one (21) day review period, Employer may not extend the time in which its offer to enter into the agreements contained in this Release is open to me. I understand and acknowledge that if I sign this Release before the end of the twenty-one (21) day period, I hereby waive my right to the balance of such period of consideration and acknowledge that my waiver of such period is knowing, voluntary and has not been induced by any fraud, misrepresentation or a threat to withdraw or alter the settlement offer and benefits embodied in this Release on the part of the Employer.

If I decide to accept the terms of this Release, I must send the signed and dated Release by first-class mail, or deliver it by hand or courier, to the address given below within the twenty-one (21) day period that I have to consider signing this Release.

The Employer has informed me and I also understand and acknowledge that after I sign this Release, I may change my mind within a seven (7) day period, not counting the day on which I signed it, and revoke my acceptance of it. In order for my revocation to be effective, I understand and acknowledge that it must be in writing and mailed by certified mail, return receipt requested, or delivered by hand or courier, to Employer at the following address and postmarked or received by Employer within the seven (7) day period:

Separation Agreement and Release

Coventry Health Care, Inc.
Attention: Steve Barley
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817

I understand and acknowledge that I will not receive any payment under this Release if I revoke it, and in any event, I will not receive any payment until after the seven (7) day revocation period has expired.

15.
Entire Agreements. This Release, my Agreement, the Restrictive Covenants and the Notice, are all agreements in their entirety between Employer and me relating to the termination of my employment and this settlement. In entering into this Release, I am not relying on any oral or written promise or statement by anyone at anytime on behalf of Employer. If any portion of this Release, my Agreement, the Restrictive Covenants or the Notice Letter, are found to be invalid, unlawful, or unenforceable, I desire that all other portions of these  documents  be separated or appropriately limited in scope and will remain fully valid and enforceable. I agree that no separate consideration or benefit will be provided in such a situation.

16.
NOTICE: MY SIGNATURE INDICATES THAT I HAVE CAREFULLY READ AND UNDERSTAND THE TERMS OF THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT I HAVE BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND THAT I WAS ADVISED TO CONSULT AN ATTORNEY ABOUT THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT THIS RELEASE PROVIDES BENEFITS TO WHICH I AM NOT OTHERWISE ENTITLED, AND THAT I AM SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS, OR UNDUE INFLUENCE.

I FURTHER UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING OF THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, I MAY REVOKE IT BY FOLLOWING THE DIRECTIONS IN PARAGRAPH 14 OF THIS DOCUMENT AND THE RELEASE AND WAIVER OF RIGHTS AND CLAIMS WILL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS AFTER I SIGN IT.

Signature:	/s/ John Stelben	Dated:	March 16,	2012
	John Stelben
	Employee ID# 1088

COVENTRY HEALTH CARE, INC.

By:	/s/ William G. Robinson, Jr.	Dated:	March 16,	2012
	William G. Robinson, Jr.
	SVP and Chief Human Resources Officer